Hologic to Acquire Sentinelle Medical

A Leader in MRI Breast Coils

BEDFORD, Mass., July 6 /PRNewswire-FirstCall/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, announced today that it has entered into a definitive agreement to acquire Sentinelle Medical Inc. (Sentinelle Medical), a leading provider of Magnetic Resonance Imaging (MRI) breast coils, tables and visualization software.

The purchase price for the transaction will be $85 million, plus a two-year contingent earn out. The earn out will be payable in cash installments equal to a multiple of the incremental revenue growth in Sentinelle Medical's business in the two years following the closing. This transaction is expected to close during the third calendar quarter and is subject to customary closing conditions, including, among others, Sentinelle Medical stockholder approval and Canadian judicial approval.

Sentinelle Medical, a privately-held medical imaging company headquartered in Toronto, Canada, is dedicated to developing advanced breast imaging technologies using high-field strength MRI that will help in the earlier detection and better treatment of breast cancer.

"The agreement to acquire Sentinelle Medical is a further example of our strategy to maintain a leadership position in women's healthcare," said Rob Cascella, President and Chief Executive Officer. "Magnetic Resonance (MR) is rapidly becoming a standard of care for breast cancer screening of women indicated as having a high risk of developing the disease. This acquisition should further strengthen our comprehensive portfolio of product offerings in the areas of breast cancer detection and intervention."

Sentinelle Medical's revenue in calendar 2009 was approximately $15 million. Hologic expects this acquisition to be neutral to earnings in fiscal 2011, absent the amortization of intangibles related to the transaction and other acquisition-related charges.

"We are proud of the innovations we have introduced with our MRI solutions and are very pleased with our accomplishments to date," said Cameron Piron, President and CEO of Sentinelle Medical. "This merger is a natural fit. Our expertise in MR breast imaging combined with Hologic's resources should further accelerate the adoption of our technology and ultimately benefit physicians and improve patient care."

Benefits of the Acquisition:

The anticipated strategic benefits of the transaction include, among others:

•
Broadens Hologic's presence in women's health by offering additional products through existing sales channels. Current sales force is uniquely positioned to capitalize on the growing interest in high-performance MR coils for breast imaging.

•	Leverages best-in-class coil technology for leading MR systems across other anatomy-specific applications.

•
Complements Hologic's efforts in bringing beneficial imaging modalities to market through advanced research and development capabilities. This combination is expected to expedite new advances in breast imaging.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic's core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications. For more information, visit www.hologic.com.

Hologic and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

About Sentinelle Medical Inc.

Sentinelle Medical (www.sentinellemedical.com) is dedicated to improving patient care with early detection and accurate intervention. The Company researches, develops, manufactures, sells and supports leading edge Magnetic Resonance Imaging technologies. The ground breaking Sentinelle Vanguard® breast coils provide excellent quality MR images, complete and open access for intervention, and award winning design that optimizes patient comfort and workflow.

Sentinelle Medical's imaging and interventional computer software, Aegis™ Breast, aids in the guidance of biopsy procedures and allows the radiologist to view and manipulate the MR images in three dimensions.

Forward-Looking Statement Disclaimer:

This News Release may contain forward-looking information that involves risks and uncertainties, including statements about the Company's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding the timing of completion of the acquisition, the anticipated benefits of the acquisition and the expected effect of the acquisition on the Company's results of operations. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. Risks and uncertainties that may affect the Company's ability to consummate the acquisition or that may cause actual results to vary materially, include, among others: the stockholders of Sentinelle Medical may not approve the acquisition; the parties may be unable to gain approval of the Plan of Arrangement pursuant to which the transaction will be consummated; the parties may be unable to complete the acquisition or completing the acquisition may be more costly than expected because, among other reasons, conditions to the closing of the acquisition may not be satisfied; problems may arise with the ability to successfully integrate the businesses of Hologic and Sentinelle Medical, which may result in the combined company not operating as effectively and efficiently as expected; the Company may not be able to achieve the expected synergies from the acquisition or it may take longer than expected to achieve those synergies; the acquisition may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the Company's expectations; the combined company may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors. The risks included above are not exhaustive. The annual reports on Form 10-K, the quarterly reports on Form 10-Q, current reports on Form 8-K and other documents Hologic has filed with the SEC contain additional factors that could impact Hologic's businesses and financial performance. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

CONTACT:  Deborah R. Gordon, Vice President, Investor Relations, Hologic, Inc., +1-781-999-7716